Bank of America(logo)
                                               100 North Tryon Street
                                               Charlotte, NC 28255

                                               Tel 704.386.5000

Pricing Supplement No. 0229 Dated August 25, 1999      Rule 424(b)(2)
(To Prospectus dated May 21, 1998 and                  File number: 333-51367
Prospectus Supplement dated November 16, 1998)

Subordinated Medium-Term Notes, Series H
Due Nine Months or More From Date of Issue
Fixed Rate Notes

Principal Amount:                                  $  25,000,000.00
Issue Price:                       100.00%(1)      $  25,000,000.00
Commission or Discount:              2.15%         $     537,500.00
Proceeds to Corporation:            97.85%         $  24,462,500.00

Agent:                   Merrill Lynch & Co., as Principal(1)

Original Issue Date:     September 8, 1999

Stated Maturity Date:    September 8, 2011

Cusip #:                 06050N-AE-5

Form:                    Book-entry only

Interest Rate:           7.05% Fixed

Interest Payment Dates:  Monthly, 8th of each month, commencing on
                         October 8, 1999

Discount Note:                                         No

May the Notes be redeemed by the Corporation prior
 to maturity?                                          Yes (see below)

The notes will be subject to redemption at the option of the Corporation, in whole, on the Interest Payment Date occurring September 8, 2003 and on any Interest Payment Date occurring in March or September thereafter at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest thereon, if any, upon at least 30 calendar days prior notice to the Noteholder and the Trustee, as described in the Prospectus Supplement.

May the Notes be repaid prior to maturity at the option of the
 holder?                                                No

(1): Notes purchased by the Agent as principal may be resold to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by Merrill Lynch & Co.